               Exhibit 3.1

AMENDMENT TO EIGHTH AMENDED

AND RESTATED CERTIFICATE OF INCORPORATION

(Adopted in Accordance with the Provisions of Section 242

of the General Corporation Law of the State of Delaware (the “DGCL”))

Rubicon Technology, Inc., a corporation organized and existing under and by virtue of the laws of the State of Delaware (the “Corporation”), does hereby certify as follows:

1.           The name of the Corporation is Rubicon Technology, Inc.

2.            At a meeting of the Board of Directors of the Corporation (the “Board”), resolutions were duly adopted setting forth a proposed amendment (the “Amendment”) of the Eighth Amended and Restated Certificate of Incorporation of the Corporation (the “Certificate of Incorporation”), declaring said amendment to be advisable and calling a meeting of the stockholders of the Corporation for consideration thereof. The Amendment is set forth in paragraph 3 below.

3.           The Certificate of Incorporation be, and hereby is, amended by deleting Article 4, Capital Stock, in its entirety, and substituting in lieu thereof, a new Article 4 as follows:

ARTICLE 4

CAPITAL STOCK

The total number of shares of capital stock which the Corporation shall have the authority to issue is 9,200,000 shares which is divided into two classes as follows: 1,000,000 shares of Preferred Stock (“Preferred Stock”) with a par value of $.001 per share, and 8,200,000 shares of Common Stock (“Common Stock”) with a par value of $.001 per share.

4.            Pursuant to a resolution of the Board, a meeting of the stockholders of the Corporation was duly called and held upon notice in accordance with Section 222 of the DGCL at which meeting the necessary number of shares as required by statute were voted in favor of the Amendment.

5.            The Amendment was duly adopted in accordance with the provisions of Section 242 of the DGCL.

6.            In accordance with Section 103(d) of the DGCL, the Amendment shall become effective on the date and at the time set forth below:

Effective date:  May 15, 2018

Effective time: 12:01AM EST

IN WITNESS WHEROF, Rubicon Technology, Inc. has caused this Amendment to Eighth Amended and Restated Certificate of Incorporation to be signed by its duly authorized officers as of May 10, 2018.

Rubicon Technology, Inc.

By:	/s/ Mardel A. Graffy
Its:	Mardel A. Graffy